Exhibit 5.1

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

December 2, 2020

Cracker Barrel Old Country Store, Inc.
305 Hartmann Drive, P.O Box 787
Lebanon, Tennessee

RE:	Post-Effective Amendment to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (File No. 333-174744) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended, which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to the Share Reserve (as defined below) authorized for issuance under the Cracker Barrel Old Country Store, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”).

On November 19, 2020 (the “Effective Date”), the shareholders of the Company approved the 2020 Plan. The aggregate number of shares of common stock of the Company, par value $0.01 per share (the “Shares”), authorized for issuance under the 2020 Plan, includes (i) the number of Shares available for award grants under the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (“2010 Plan”) as of September 24, 2020 (the “Cutoff Date”), plus (ii) the net number of Shares that became available for issuance pursuant to the terms of the 2010 Plan following the Cutoff Date and prior to the Effective Date, plus (iii) the number of Shares that are subject to awards granted pursuant to the 2010 Plan only to the extent such Shares become available for issuance under the 2010 Plan following the Effective Date pursuant to the terms of the 2010 Plan (the shares calculated pursuant to (i), (ii) and (iii) are collectively referred to as the “Share Reserve”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares issuable in connection with the 2020 Plan have been duly authorized and, when issued in accordance with the terms of the 2020 Plan, will be validly issued, fully paid and non-assessable.

Cracker Barrel Old Country Store, Inc.

December 2, 2020

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Post-Effective Amendment. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Very truly yours,

/s/ Bass, Berry & Sims PLC